FOR IMMEDIATE RELEASE
---------------------

         HAROLD'S STORES, INC. REPORTS 2006 FINANCIAL RESULTS

DALLAS, TX - MARCH 13, 2007 - Harold's Stores, Inc. (OTCBB symbol: HLDI) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today operating results for the fourth quarter and year-to-date periods ended February 3, 2007.

For the fourth quarter, the Company reported a net loss of $3.1 million, compared to a loss of $4.0 million in the previous year. For the year 2006, the Company reported a net loss of $11.2 million, compared to a net loss of $6.0 million in the prior year. For the fourth quarter, after preferred dividends, the loss came to $0.51 per share, compared to a loss of $0.69 per share in the previous year. After preferred dividends, the Company reported a loss for the year of $1.86 per share, compared to a loss of $1.20 per share in the prior year.

For the quarter, which consisted of 14 weeks in 2006 versus 13 weeks in 2005, the Company's total net sales increased 9.4%, from $20.6 million last year to $22.6 million. Comparable store sales, which have been calculated on a 13-week basis, decreased 0.3% in the full-line retail stores, declined 9.2% in the outlet stores, and increased 69.2% to $1.3 million in the direct channel (internet and catalog).

For the fiscal year, which consisted of 53 weeks in 2006 versus 52 weeks in 2005, the Company's total net sales decreased 2.2%, to $86.3 million from $88.2 million. Comparable store sales, which have been calculated on a 52-week basis, decreased 8.0% in full-line retail stores, declined 8.6% in outlet stores, and increased 49.7% to $4.8 million in the direct channel.

"During fourth quarter of 2006, we incurred smaller losses than during fourth quarter 2005. Our sales improved as customers responded more favorably to our merchandise assortments, which enhanced gross margins over the prior period. We continue to see improving customer response to our most recent spring merchandise offerings," said Ron Staffieri, Chief Executive Officer.

Mr. Staffieri continued, "The year 2006 was disappointing for the Company, as customers did not respond favorably to our 2006 spring and summer apparel offerings. Sales improved during the fall and holiday season, but were still below our expectations. We took the appropriate steps to move through excess inventory levels as a result of sales coming in below plan, which resulted in lower gross margins and greater losses for the full year."

 "During the latter half of 2006, we focused our efforts on ensuring that our 2007 merchandise is consistently brand appropriate. We have also created improved planning and allocation methods to ensure that we purchase the correct amount of merchandise and time our deliveries to improve our sell-throughs. We have edited our assortments beginning with our current deliveries in order to provide our customers a better shopping experience, as well as reduce our markdowns," continued Mr. Staffieri.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 43 upscale ladies' and men's specialty stores in 20 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2007 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

                                      B-10
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HAROLD'S RESULTS RELEASE
ADD 2

                                       HAROLD'S STORES, INC. AND SUBSIDIARIES
                                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                        (In Thousands Except Per Share Data)

                                                        14 Weeks        13 Weeks        53 Weeks        52 Weeks
                                                          Ended           Ended           Ended           Ended
                                                       February 3,     January 28,     February 3,     January 28,
                                                           2007            2006            2007            2006
                                                       ------------    ------------    ------------    ------------
Sales                                                  $     22,583    $     20,645    $     86,328    $     88,247

Costs and expenses:
  Costs of goods sold (including occupancy and
   central buying expenses, exclusive of items shown
   separately below)                                         16,155          15,582          62,631          61,188
                                                       ------------    ------------    ------------    ------------

      Gross margin                                            6,428           5,063          23,697          27,059

  Selling, general and administrative expenses                7,849           7,774          28,700          28,509

  Depreciation and amortization                                 874             911           3,611           3,795
                                                       ------------    ------------    ------------    ------------

      Operating loss                                         (2,295)         (3,622)         (8,614)         (5,245)

  Interest expense                                              866             354           2,689           1,456

  Gain on sale of building                                      (18)            (19)            (73)           (721)
                                                       ------------    ------------    ------------    ------------

                                                                848             335           2,616             735

 Loss before income taxes                                    (3,143)         (3,957)        (11,230)         (5,980)

 Provision for income taxes                                    --              --              --              --
                                                       ------------    ------------    ------------    ------------

 Net  loss                                             $     (3,143)   $     (3,957)   $    (11,230)   $     (5,980)
                                                       ============    ============    ============    ============

NET LOSS APPLICABLE TO COMMON
 STOCKHOLDERS:

 Net loss                                              $     (3,143)   $     (3,957)   $    (11,230)   $     (5,980)

 Less:  Preferred stock dividends and accretion of
 preferred stock issuance costs                                   1             380             370           1,510
                                                       ============    ============    ============    ============

 Net loss applicable to common stockholders            $     (3,144)   $     (4,337)   $    (11,600)   $     (7,490)
                                                       ============    ============    ============    ============

 Net loss per common share:
  Basic and diluted                                    $      (0.51)   $      (0.69)   $      (1.86)   $      (1.20)